Exhibit 10.31
Amendment No. 1
to the
Coca-Cola Bottling Co. Consolidated
Supplemental Savings Incentive Plan
(As Amended and Restated Effective January 1, 2007)
     THIS AMENDMENT to the Coca-Cola Bottling Co. Consolidated Supplemental Savings Incentive Plan (as amended and restated effective January 1, 2007) (the “Plan”) is adopted by the Committee.
     WHEREAS, Coca-Cola Bottling Co. Consolidated (the “Company”) has adopted and maintained the Plan to provide benefits to selected key employees;
     WHEREAS, the Plan authorizes the Committee to make amendments to the Plan; and
     WHEREAS, the Committee desires to amend the Plan to provide greater flexibility in the amount of the Matching Contribution provided under the Plan.
     NOW THEREFORE, the Plan is amended as follows effective as of January 1, 2010:
     1. Section 1.32 of the Plan is hereby amended in its entirety to read as follows:
     “1.32 Plan Administrator
The Vice Chairman of the Board or such other person designated by such individual or by the Chief Executive Officer of the Company.”
     2. A new Subsection (c) is added to Section 3.1 of the Plan to read as follows:
“(c)	Post-2009 Matching Contributions: The Plan Administrator, in his or her sole and absolute discretion, may change the amount of the Matching Contribution described in Subsection (b) of this Section for any Plan Year beginning after the 2009 Plan Year, from time to time with respect to payroll periods subsequent to the adoption of such change; provided, however, that any such change may not cause an increase to the Matching Contribution described in Subsection (b) of this Section.”

     3. The Coca-Cola Bottling Co. Consolidated Supplemental Savings Incentive Plan (as amended and restated effective January 1, 2007), as amended by this Amendment No. 1, is hereby ratified and confirmed in all respects.

Compensation Committee of the Board of Directors of Coca-Cola Bottling Co. Consolidated

	By:	/s/ Henry W. Flint

Henry W. Flint

Date: December 4, 2009